Exhibit 11
                             THERMOTREX CORPORATION

                        Computation of Earnings per Share


                            Three Months Ended          Nine Months Ended
                         ------------------------    ------------------------
                            June 28,      June 29,      June 28,     June 29,
                                1997          1996          1997         1996
   --------------------------------------------------------------------------
   Computation of Primary
     Earnings per Share:

   Net Income (a)       $   285,000    $ 1,071,000   $ 3,236,000  $17,346,000
                        -----------    -----------   -----------  -----------

   Shares:
     Weighted average
       shares outstanding 19,221,684    19,089,459    19,201,774   19,060,087

     Add: Shares issuable
          from assumed
          exercise of
          options (as
          determined by
          the application
          of the treasury
          stock method)           -        630,765             -      621,998
                        -----------    -----------   -----------  -----------
     Weighted average
       shares outstanding,
       as adjusted (b)   19,221,684     19,720,224    19,201,774   19,682,085
                        -----------    -----------   -----------  -----------
   Primary Earnings per
     Share (a) / (b)    $       .01    $       .05   $       .17  $       .88
                        ===========    ===========   ===========  ===========